Exhibit 99.1

Gladstone Capital Corporation Reports Results for the Second Quarter Ended March 31, 2009

  Net Investment Income Was $5.6 Million or $0.26 per Common Share
  Net Increase in Net Assets Resulting from Operations Was $10.3 Million or $0.48 per Common Share

MCLEAN, Va.--(BUSINESS WIRE)--May 5, 2009--Gladstone Capital Corp. (NASDAQ:GLAD) (the “Company”) today announced earnings for the second quarter ended March 31, 2009. All per share references are per basic and diluted weighted average common shares outstanding, unless otherwise noted.

Net Investment Income for the quarter ended March 31, 2009 was $5.6 million, or $0.26 per share, as compared to $6.4 million, or $0.33 per share, for the quarter ended March 31, 2008, a decrease in Net Investment Income of 13% and a decrease of 21% per share. Net Investment Income for the six months ended March 31, 2009 was $11.4 million, or $0.54 per share, as compared to $13.7 million, or $0.75 per share, for the six months ended March 31, 2008, a decrease in Net Investment Income of 17% and a decrease of 28% per share. Net Investment Income decreased primarily due to lower transaction fees (which are credited against base management fees) and the amortization of deferred financing fees incurred in connection with certain amendments to the Company’s credit facility subsequent to March 31, 2008. The per share results were adversely impacted by the issuance of additional shares in public offerings during the three and six months ended March 31, 2008.

Net Increase in Net Assets Resulting from Operations for the quarter ended March 31, 2009 was $10.3 million, or $0.48 per share, as compared to a Net Decrease in Net Assets Resulting from Operations of ($11.9) million, or ($0.61) per share, for the quarter ended March 31, 2008. The increase in Net Assets Resulting from Operations between the current and prior year periods was primarily due to the net unrealized appreciation on the Company’s investment portfolio. The Company recorded net unrealized appreciation of $6.7 million for the quarter ended March 31, 2009, compared to net unrealized depreciation of $18.3 million for the quarter ended March 31, 2008.

Net Increase in Net Assets Resulting from Operations for the six months ended March 31, 2009 was $1.2 million, or $0.05 per share, as compared to a Net Decrease in Net Assets Resulting from Operations of ($10.0) million, or ($0.55) per share, for the six months ended March 31, 2008. The increase in Net Assets Resulting from Operations between the current and prior year periods was primarily due to the lower net unrealized depreciation on the Company’s investment portfolio. The Company recorded net unrealized depreciation of $6.5 million for the six months ended March 31, 2009, compared to net unrealized depreciation of $23.7 million for the six months ended March 31, 2008.

The value of the Company’s portfolio is determined quarterly by its board of directors based in part on opinions of value provided by Standard and Poor’s Securities Evaluations, Inc. and by internally-developed discounted cash flow methodologies. The aggregate investment portfolio increased in fair value by approximately 1.3% during the quarter ended March 31, 2009. As of March 31, 2009, the entire portfolio was fair valued at 87% of cost due primarily to the general instability of the loan markets.

Total assets were $411.4 million at March 31, 2009, as compared to $425.7 million at September 30, 2008. Net asset value was $12.10 per actual common share outstanding at March 31, 2009, as compared to $12.89 per actual common share outstanding at September 30, 2008.

The annualized weighted average yield on the Company’s portfolio, excluding cash, was 9.7% for the quarter ended March 31, 2009, as compared to 10.1% for the quarter ended March 31, 2008. The weighted average yield varies from period to period based on the current stated interest rate on interest-bearing investments and the amounts of loans for which interest is not accruing. Recent reductions in interest rates in the financial markets (LIBOR rates) have reduced the Company’s income on its variable rate investments. Specifically, the Company experienced a decrease in LIBOR on approximately $69.6 million in syndicated loans that have their rate based on LIBOR without a rate floor. The effect of the decrease in LIBOR has been mitigated by the presence of a rate floor on most of the other loans held in the Company’s portfolio that it has originated. Results were also negatively impacted by three non-accrual loans in the portfolio during the quarter ended March 31, 2009.

For the quarter ended March 31, 2009, the Company reported the following activity:

  Funded approximately $8.4 million of new investments to existing portfolio companies;
  Received principal repayments of approximately $13.1 million, which included scheduled principal payments and full repayments;
  Received approximately $21,000 of success fees in connection with a refinancing of one investment;
  Converted a loan into a control investment (Lindmark Acquisition, LLC), which had a fair value of approximately $13.3 million as of March 31, 2009;
  Received stockholder approval at its annual meeting of stockholders held on February 19, 2009 to sell shares of its common stock at a price below its then current net asset value per share for a period of one year from the date of approval, provided that the Board of Directors makes certain determinations prior to any such sale; and
  Paid monthly cash distributions of $0.14 per share for each of the months of January, February and March 2009.

At March 31, 2009, the Company had investments in 60 private companies with an aggregate cost basis of $444.6 million and an aggregate fair value of $385.1 million, as noted in the following table.

	March 31, 2009
	Cost	Fair Value
	(in thousands)
Senior Term Debt	$282,733	$248,966
Senior Subordinated Term Debt	156,797	133,632
Preferred & Common Equity Securities	5,033	2,499
Total Investments	$444,563	$385,097

“While we believe the longer-term prospects for our portfolio companies remain good, the instability of the financial and lending markets continue to make forecasting the future difficult,” said Chip Stelljes, President and Chief Investment Officer. “We expect the majority of the portfolio to continue paying as agreed, although we are watching carefully the underlying portfolio companies’ revenues and backlogs as we move through this economic and financial cycle. The appreciation of our investments during the quarter was approximately 1.3%. We are seeing some strengthening in the senior loan market although loans continue to trade at significant discounts to original cost. Even though the values stabilized this quarter we still believe the valuations are more reflective of the overall poor market for loans rather than our specific portfolio.”

Subsequent to March 31, 2009, the Company:

  Funded approximately $4.7 million of new investments to existing portfolio companies;
  Received approximately $31.3 million of repayments, including scheduled amortizations and repayments and syndicated loan sales. The Company sold 13 of the 24 syndicated loans that were held in its portfolio of investments at March 31, 2009 to various investors in the syndicated loan market for an aggregate of $22.5 million in net proceeds. The loans had an aggregate cost value of approximately $30.4 million, or 7% of the cost value of the Company’s total investments, and an aggregate fair market value of approximately $22.5 million, or 6% of the fair market value of the Company’s total investments, at March 31, 2009. The Company used the proceeds of these sales and of the refinancings of certain proprietary investments to pay down its line of credit;
  Reduced the amount available under its line of credit from $300 million to $162 million, effective April 14, 2009, as part of its process of attempting to secure new financing; and
  Declared a monthly cash distribution of $0.07 per common share for the month of April 2009.

The financial statements below are without footnotes so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended March 31, 2009, including the footnotes to the financial statements contained therein. The Company has filed the Form 10-Q today with the Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s web site at www.GladstoneCapital.com. A paper copy can be obtained free of charge by writing to us at 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

The Company will hold a conference call Wednesday, May 6, 2009 at 8:30 am EDT. Please call (877) 407-8031 to enter the conference. An operator will monitor the call and set a queue for the questions. A replay of the conference call will be available through June 6, 2009. To hear the replay, please dial (877) 660-6853, access playback account 286 and use ID code 320570. The replay will be available approximately two hours after the call concludes.

The live audio broadcast of Gladstone Capital's quarterly conference call will be available online at www.GladstoneCapital.com and www.investorcalendar.com. The event will be archived and available for replay on the Company’s website through August 6, 2009.

For further information contact Investor Relations at 703-287-5893.

The statements in this press release regarding the longer-term prospects of and expected continued current payments from the Company’s portfolio companies and the state of the senior loan markets, are "forward-looking statements." These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results to differ from these forward-looking statements include, among others, the duration and potential future effects of the current economic downturn on its portfolio companies and on the senior loan market, and those factors listed under the caption "Risk Factors" of the Company's Form 10-K for the fiscal year ended September 30, 2008, as filed with the SEC on December 2, 2008 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008 and March 31, 2009, as filed with the SEC on February 3, 2009 and May 5, 2009, respectively. The risk factors set forth in the Form 10-K and Form 10-Qs under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GLADSTONE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF ASSETS & LIABILITIES
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	March 31,	September 30,
	2009	2008
ASSETS
Non-Control/Non-Affiliate investments (Cost 3/31/09: $417,063; 9/30/08: $448,356)	$369,595	$407,153
Control investments (Cost 3/31/09: $27,500; 9/30/08: $12,514)	15,502	780
Total investments at fair value (Cost 3/31/09: $444,563; 9/30/08: $460,870)	385,097	407,933
Cash	10,529	6,493
Interest receivable – investments in debt securities	3,473	3,588
Interest receivable – employees	117	91
Due from custodian	10,132	4,544
Deferred financing fees	637	1,905
Prepaid assets	249	306
Other assets	1,156	838
TOTAL ASSETS	$411,390	$425,698

LIABILITIES
Accounts payable	$8	$8
Interest payable	481	646
Fee due to Administrator	211	247
Due to Adviser	691	457
Borrowings under line of credit	153,370	151,030
Accrued expenses and deferred liabilities	1,295	1,328
Funds held in escrow	121	234
TOTAL LIABILITIES	156,177	153,950
NET ASSETS	$255,213	$271,748

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 50,000,000 shares authorized and 21,087,574 shares issued and outstanding at March 31, 2009 and September 30, 2008	$21	$21
Capital in excess of par value	334,140	334,143
Notes receivable – employees	(9,171)	(9,175)
Net unrealized depreciation on investments	(59,466)	(52,937)
Unrealized depreciation on derivative	-	(304)
Distributions in excess of net investment income	(10,311)	-
TOTAL NET ASSETS	$255,213	$271,748
NET ASSETS PER SHARE	$12.10	$12.89

GLADSTONE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
INVESTMENT INCOME
Interest income – Non-Control/Non-Affiliate investments	$10,329	$11,108	$21,990	$22,233
Interest income – Control investments	482	16	502	30
Interest income – Cash	1	103	11	247
Interest income – Notes receivable from employees	117	118	235	236
Prepayment fees and other income	-	5	-	5
Total investment income	10,929	11,350	22,738	22,751

EXPENSES
Interest expense	2,016	1,855	4,478	4,211
Loan servicing fee	1,526	1,562	3,149	2,943
Base management fee	484	557	917	1,134
Incentive fee	1,089	1,288	2,265	2,749
Administration fee	211	240	438	452
Professional fees	205	410	518	539
Amortization of deferred financing fees	726	184	1,446	258
Stockholder related costs	196	138	284	258
Directors fees	48	57	97	111
Insurance expense	65	59	122	113
Other expenses	74	95	140	161
Expenses before credit from Adviser	6,640	6,445	13,854	12,929
Credit to base management and incentive fees from Adviser	(1,266)	(1,537)	(2,553)	(3,923)
Total expenses net of credit to base management and incentive fees	5,374	4,908	11,301	9,006

NET INVESTMENT INCOME	5,555	6,442	11,437	13,745

REALIZED AND UNREALIZED GAIN (LOSS)
ON INVESTMENTS AND DERIVATIVE:
Net realized loss on investments	(2,000)	-	(3,731)	-
Realized (loss) gain on settlement of derivative	(304)	1	(304)	7
Unrealized appreciation (depreciation) on derivative	304	(2)	304	(12)
Net unrealized appreciation (depreciation) on investments	6,725	(18,345)	(6,528)	(23,744)
Net gain (loss) on investments	4,725	(18,346)	(10,259)	(23,749)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$10,280	$(11,904)	$1,178	$(10,004)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER COMMON SHARE:
Basic and Diluted	$0.48	$(0.61)	$0.05	$(0.55)

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic and Diluted	21,087,574	19,670,333	21,087,574	18,312,018

GLADSTONE CAPITAL CORPORATION
FINANCIAL HIGHLIGHTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT DATA)
(UNAUDITED)

	Three months ended March 31,		Six months ended March 31,
	2009	2008	2009	2008
Per Share Data (1)
Net asset value at beginning of period	$12.04	$15.08	$12.89	$14.97
Income from investment operations:
Net investment income (2)	0.26	0.33	0.54	0.75
Net realized loss on investments (2)	(0.09)	-	(0.18)	-
Realized loss on settlement of derivative (2)	(0.01)	-	(0.01)	-
Unrealized appreciation on derivative (2)	0.01	-	0.01	-
Net unrealized appreciation (depreciation) on investments (2)	0.31	(0.94)	(0.31)	(1.30)
Total from investment operations	0.48	(0.61)	0.05	(0.55)

Distributions to stockholders (3)	(0.42)	(0.42)	(0.84)	(0.84)
Issuance of common stock under shelf offering	-	0.24	-	0.73
Offering costs	-	(0.02)	-	(0.04)
Net asset value at end of period	$12.10	$14.27	$12.10	$14.27

Per share market value at beginning of period	$ 8.09	$17.01	$15.24	$19.52
Per share market value at end of period	$ 6.26	$18.71	$ 6.26	18.71
Total return (4)(5)	(17.93)%	12.69%	(54.11)%	0.45%
Shares outstanding at end of period	21,087,574	21,087,574	21,087,574	21,087,574

Statement of Assets and Liabilities Data:
Net assets at end of period	$255,213	$300,849	$255,213	$300,849
Average net assets (6)	$249,526	$293,158	$255,763	$279,259
Senior Securities Data:
Borrowings under line of credit	$153,370	$123,459	$153,370	$123,459
Asset coverage ratio (7)(8)	266%	344%	266%	344%
Asset coverage per unit (8)	$2,664	$3,437	$2,664	$3,437
Ratios/Supplemental Data:
Ratio of expenses to average net assets-annualized (9)	10.64%	8.79%	10.83%	9.26%
Ratio of net expenses to average net assets-annualized (10)	8.61%	6.70%	8.84%	6.45%
Ratio of net investment income to average net assets-annualized	8.91%	8.79%	8.94%	9.84%
(1)	Based on actual shares outstanding at the end of the corresponding period.
(2)	Based on weighted average basic per share data.
(3)	Distributions are determined based on taxable income calculated in accordance with income tax regulations which may differ from amounts determined under accounting principles generally accepted in the United States of America.
(4)	Total return equals the change in the ending market value of the Company’s common stock from the beginning of the period taking into account distributions reinvested in accordance with the terms of the Company’s dividend reinvestment plan. Total return does not take into account distributions that may be characterized as a return of capital.
(5)	Amounts were not annualized.
(6)	Average net assets are computed using the average of the balance of net assets at the end of each month of the reporting period.
(7)	As a business development company, the Company is generally required to maintain a ratio of at least 200% of total assets, less all liabilities and indebtedness not represented by senior securities, to total borrowings.
(8)	Asset coverage ratio is the ratio of the carrying value of the Company’s total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is the asset coverage ratio expressed in terms of dollar amounts per $1,000 of indebtedness.
(9)	Ratio of expenses to average net assets is computed using expenses before credits from Adviser to the base management and incentive fees and including income tax expense.
(10)	Ratio of net expenses to average net assets is computed using total expenses net of credits from Adviser to the base management and incentive fees and including income tax expense.

CONTACT:
Gladstone Capital
Investor Relations, 703-287-5893